EXHIBIT 10.91

AUTOBYTEL INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) entered into effective as of April 3, 2009 (“Effective Date”), between Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”), and Jeffrey H. Coats (“Employee”).

Background

Autobytel has determined that it is in its best interests to encourage Employee’s continued employment with, and dedication to the business of, Autobytel, and the Employee desires to continue Employee’s employment according to the terms and conditions set forth below.  As a result thereof, Autobytel and the Employee have agreed that it is in their mutual best interests to enter into this Agreement, and thereby to amend, restate, and supersede the letter agreement of employment between the parties dated December 11, 2008 (“Prior Employment Agreement”).

In consideration of the foregoing and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows.

1. Definitions.  For purposes of this Agreement, the terms below that begin with initial capital letters within this Agreement shall have the specially defined meanings set forth below (unless the context clearly indicates a different meaning).

(a) “409A Suspension Period” shall have the meaning set forth in Section 8.

(b) “Arbitration Agreement” means that certain Mutual Agreement to Arbitrate, attached hereto as Exhibit A dated as of December 12, 2008, by and between Autobytel and Employee.

(c) “Benefits” means all Company medical, dental, vision, life and disability plans in which Employee participates under Section 4(b).

(d) “Board” means the Company’s Board of Directors.

(e) “Cause” means the termination of the Employee’s employment by Company as a result of any one or more of the following:

(i) any conviction of, or pleading of nolo contendre by, the Employee for any felony;

(ii) any willful misconduct of the Employee which has a materially injurious effect on the business or reputation of the Company;

(iii) the gross dishonesty of the Employee in any way that adversely affects the Company; or

(iv) a material failure to consistently discharge Employee’s employment duties to the Company which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure, other than such failure resulting from Employee’s Disability.

For purposes of this definition of Cause, no act or failure to act, on the part of the Employee, shall be considered “willful” if it is done, or omitted to be done, by the Employee in good faith or with reasonable belief that Employee’s action or omission was in the best interest of the Company.  Employee shall have the opportunity to cure any such acts or omissions (other than clauses (i)  and (iii) above) within thirty (30) days of the Employee’s receipt of a written notice from the Company finding that, in the good faith opinion of the Company, the Employee is guilty of acts or omissions constituting “Cause.”

(f) “Change in Control” shall have the meaning ascribed to such term in the Company’s Amended and Restated 2004 Restricted Stock and Option Plan as such definition exists as of the Effective Date.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended, and the rules and regulations promulgated thereunder.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Company” means Autobytel, and upon any assignment to and assumption of this Agreement by any Successor Company, shall mean such Successor Company.

(j)           “Consulting Agreement” means the one year consulting agreement entered into by the Company and Employee concurrently with the execution and delivery of this Agreement and that will become effective upon the termination of Employee’s employment by the Company or its Successor Company as contemplated by Section 5(c) for Employee’s services as an independent contractor at a payment of forty-nine percent (49%) of the annual Salary in effect immediately before Employee’s Termination of Employment, which Consulting Agreement is attached hereto as Exhibit D.

(k) “Disability” means the inability of the Employee to perform Employee’s duties to the Company on account of physical or mental illness or incapacity for a period of one-hundred twenty (120) consecutive calendar days, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

(l) “Employee’s Primary Location” means Autobytel’s headquarters located at 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400.

(m) “Good Reason” means any act, decision or omission by the Company without the Employee’s consent that: (A) materially reduces Employee’s Salary (as defined in Section 4(a) of this Agreement other than a reduction under the limited circumstance set forth in Section 4(a)) as in existence as of the date hereof or as of the date prior to any such change, whichever is more beneficial for Employee at the time of the act, decision, or omission by the Company; (B) materially diminishes the Employee’s authority, duties, or responsibilities from an executive-level role; (C) on or within 18 months following a Change in Control, either relocates the Employee’s place of employment from Employee’s Primary Location to any other location in excess of a forty (40) mile radius from the Employee’s Primary Location (and also, after he has relocated to California, in excess of a forty (40) mile radius from the Employee’s principal residence), or requires any such relocation as a condition to continued employment by Company or Successor Company; or (D) involves or results in any material breach  of this Agreement by the Company or Successor Company, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Employee.  Notwithstanding the foregoing, no event shall constitute “Good Reason” unless (i) the Employee first provides written notice to the Company within ninety (90) days of the event(s) alleged to constitute Good Reason, with such notice specifying the grounds that are alleged to constitute Good Reason, and (ii) the Company fails to cure such event(s) within thirty (30) days after Company’s receipt of such written notice.

(n)  “Separation from Service” or “Separates from Service” shall mean Employee’s termination of employment, as determined in accordance with Treas. Reg. § 1.409A-1(h).  Employee shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Employee and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services Employee will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than fifty percent (50%) of the average level of bona fide services performed by Employee (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if Employee has been providing services to the Company for less than thirty six (36) months).  If Employee is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Employee and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as Employee retains a right to reemployment with the Company under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such six-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Employee will return to perform services for the Company.  For purposes of determining whether Employee has incurred a Separation from Service, the Company shall include the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c).

(o) “Successor Company” means any successor to Autobytel or substantially all of its assets by reason of any Change in Control.

(p) “Termination Without Cause” means termination of Employee’s employment with the Company (i) by the Company (a) for any reason other than those reasons expressly set forth in the definition of “Cause,” or (b) for no reason at all; or (ii) by Employee for Good Reason within thirty (30) days following the Company’s failure to cure the event or events that constitute Good Reason; provided, however, that Employee’s Separation from Service in connection with a Change in Control shall not constitute a Termination Without Cause if Employee is offered employment with the Successor Company under terms and conditions, including position, salary and other compensation, and benefits, that would not otherwise provide Employee the right to terminate Employee’s employment for Good Reason under this Agreement.

2. Term of Employment. Employee’s employment under this Agreement shall commence on the Effective Date, and shall end three years later, or such earlier date on which Employee’s employment terminates in accordance with this Agreement (“Term”).  The parties may extend the Term only by mutual written agreement before its expiration date.

3. Nature of Duties.  During Employee’s employment under this Agreement, Employee shall be the Company’s President and Chief Executive Officer.  Employee shall have all of the customary powers and duties associated with such positions, and shall be subject to the Company’s policies, procedures, and approval practices, including without limitation hiring and employment policies, as in effect from time to time for executives of the Company. Employee shall devote substantially all of Employee’s full business time and effort to the performance of Employee’s duties for the Company, which Employee shall perform faithfully and to the best of Employee’s ability. The Company acknowledges that Employee may serve as a director of third party companies and that such service shall not constitute a breach of this Agreement as long as (i) such service does not interfere with Employee’s performance of Employee’s duties and responsibilities as the Company’s President and Chief Executive Officer; and (ii) any such service has been pre-approved by the Board (with Employee’s service on the boards of directors of Congoleum Corporation and Mikronite Technologies Group Inc., which predate this Agreement, being pre-approved).

4. Compensation, Benefits and Expenses.

(a) As compensation for the services to be rendered by Employee pursuant to this Agreement, the Company hereby agrees to pay Employee a base annual salary (“Salary”) at a rate equal to (i) Three Hundred Ninety Thousand Dollars ($390,000.00) for the first year of the term of this Agreement; and (ii) Four Hundred Twenty Thousand Dollars ($420,000.00) during the remainder of the term of this Agreement. Employee’s Salary shall be reviewed by the Board (or the Compensation Committee thereof) at least annually and may be increased by an amount approved by the Board (or the Compensation Committee thereof). The Company may not reduce Employee’s Salary other than as part of a broad-based reduction in salaries implemented before a Change in Control, and Employee agrees that the Company has not made any promises or guaranty of any increase in Salary during the term.  The Salary shall be paid in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company. While employed by the Company, the Employee will not receive any compensation for Employee’s service as a member of the Company’s Board or any of its committees. Upon execution and delivery of this Agreement by Employee, the Company shall pay Executive the amount of Thirty-Thousand Dollars ($30,000.00) in consideration for Employee entering into this Agreement (“Signing Bonus”).

(b) Employee shall be entitled to all ordinary and customary benefits afforded generally to executive employees of the Company (except to the extent employee contribution may be required under the Company’s benefit plans as they may now or hereafter exist), which shall in no event be less than the benefits generally afforded to the other executive employees of the Company as of the date hereof or from time to time, but in any event shall include any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages, and any stock purchase programs that are adopted or maintained by the Company generally for executives employees of the Company.

(c) For each calendar year beginning with 2009 and ending before this Agreement expires, Employee shall be eligible to receive an annual incentive bonus opportunity targeted at eighty percent (80%) of Employee’s Salary based upon annual performance goals and the achievement of those goals, as established and determined at least annually (and consistently with the Company’s most recent proxy statement disclosure of the standards for providing cash-based incentive compensation) by the Board or the Compensation Committee of the Board.  Such performance goals may include Company-wide performance objectives, divisional or departmental performance objectives, and/or individual performance objectives, as the Board or the Compensation Committee may determine in its discretion.

(d) The Company shall pay or reimburse Employee for all reasonable and authorized business expenses incurred by Employee while employed under this Agreement; such payment or reimbursement shall not be unreasonably withheld so long as said business expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by employees in comparable positions at other comparable businesses in the same or similar market. As a condition to reimbursement under this Section 4(d), Employee shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure.  Employee must submit proper documentation for each such expense within 30 days after the date that Employee incurs such expense, and the Company will reimburse Employee for all eligible expenses within 30 days thereafter, and in no event later than the last day of the calendar year following the calendar year in which the expense is incurred.  Employee acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

(e) Employee shall be entitled to relocation expenses incurred in connection with Employee’s employment under this Agreement.  Such expenses include (i) a broker’s sales commission and closing costs (other than points) for either (1) Employee’s purchase of a new residence in California (or a broker commission for leasing such a residence) or (2) the sale of Employee’s residence in New Jersey; (ii) shipping two automobiles from New Jersey to California; and (iii) other reasonable and customary miscellaneous moving expenses, which other miscellaneous expenses shall not exceed $30,000.00.  The Company shall reimburse Employee for temporary housing for up to approximately thirteen months following the Effective Date until May 31, 2010 (“Temporary Housing Term”), such temporary housing not to exceed (i) $4,100 per month until July 31, 2009 and (ii) $5,600 per month thereafter until such temporary housing allowance ceases. In the event Employee leases a residence in California, the Company shall pay the amount of any reasonable and customary deposits required to be paid by the lessor upon entering into the lease. If at the end of the Temporary Housing Term Employee continues to remain in the leased residence, Employee shall reimburse the Company for the amount of the deposits. The reimbursements to Employee provided pursuant to this Section 4(e) of this Agreement shall be made in accordance with the processes, timing, and conditions set forth in Section 4(d) of this Agreement. Employee shall receive an additional payment to cover all federal, state or local income taxes Employee incurs as a result of any of the foregoing relocation costs paid or reimbursed by the Company.

(f) As of the Effective Date, Employee shall be granted options to purchase 1,000,000 shares of the Company’s common stock having the terms and conditions set forth in the form of award agreement attached hereto as Exhibit B.

(g) Employee shall be covered by the Company’s directors and officers insurance policies on the same basis as the Company’s other senior executive officers, as such insurance policies and coverage limits and conditions may exist from time to time.

5. Severance Benefits and Conditions.  All amounts payable hereunder shall be subject to reduction for any employment and withholding taxes that the Company determines are applicable, and shall be subject to any applicable terms and conditions set forth in this Section 5, and this Agreement generally, including without limitation Section 8.

(a) Termination Other Than Without Cause.  In the event of Employee’s Termination for Cause, resignation without Good Reason, death, Disability, or any  reason other than Termination Without Cause, Employee shall be entitled to receive only (i) any amounts due and owing to Employee as of Employee’s employment termination date with respect to any Salary, or vested and payable bonuses or commissions; and (ii) any other payments required by applicable law (including payments with respect to accrued and unused vacation, personal, sick and other days).  If Employee’s employment is terminated by reason of the death or Disability of Employee, in addition to the foregoing payments, Employee or Employee’s heirs or representatives, as applicable, shall also receive a payment equal to one-twelfth (1/12) of Employee’s Salary.  If Employee’s Termination for Cause or resignation without Good Reason occurs within the two-year period following the Effective Date, then Employee shall repay the Company for any and all reimbursements that the Company has made to Employee for relocation expenses pursuant to Section 4(e) of this Agreement, and the Company may reduce or offset any payments otherwise due hereunder (the “Accrued Amounts”) by such amounts, to the extent allowed by law.

(b) Termination Without Cause.  In the event of Employee’s Termination Without Cause either before a Change in Control or more than eighteen (18) months after a Change in Control, Employee shall be entitled to (i) the Accrued Amounts; (ii) continued Salary for twelve (12) months following the date of Employee’s Termination Without Cause, at the rate of Salary in effect immediately beforehand, and (iii) for the same twelve (12) month period, subject to Section 5(d) of this Agreement, Benefits at the levels in effect before employment terminates, including Company-paid COBRA premiums for any insurance that is in effect for Employee and/or Employee’s dependents before termination of Employee’s employment, and that Employee elects to continue in accordance with COBRA.

(c) Termination Without Cause related to Change in Control.    In the event of Employee’s Termination Without Cause upon or within eighteen (18) months after a Change in Control, Employee shall be entitled to (i) the Accrued Amounts; (ii) a lump sum payment equal to one and three-tenths (1.3) of Employee’s annual Salary, at the rate of Salary in effect immediately beforehand, paid in cash, (iii) and the Consulting Agreement, which has been executed by the Company and Employee concurrently with the execution and delivery of this Agreement, shall become effective, and (iv) for the eighteen (18) month period following Employee’s Termination Without Cause, subject to Section 5(d) of this Agreement, Benefits at the levels in effect before employment terminates, including Company-paid COBRA premiums for any insurance that is in effect for Employee and/or Employee’s dependents before termination of Employee’s employment, and that Employee elects to continue in accordance with COBRA.

(d) Special Benefits Provisions.  (i)  With respect to Benefits that are eligible for continuation coverage under COBRA, in the event the Company is unable to continue Employee’s and Employee’s eligible dependents’ (assuming such dependents were covered by Autobytel at the time of termination) participation under the Company’s then existing insurance policies for such Benefits, Employee may elect to obtain coverage for such Benefits either by (1) electing COBRA continuation benefits for Employee and Employee’s eligible dependents; (2) obtaining individual coverage for Employee and Employee’s eligible dependents (if Employee and Employee’s eligible dependents qualify for individual coverage); or (3) electing coverage as eligible dependents under another person’s group coverage (if Employee and Employee’s eligible dependents qualify for such dependent coverage), or any combination of the foregoing alternatives. Employee may also initially elect COBRA continuation benefits and later change to individual coverage or dependent coverage for Employee or any eligible dependent of Employee, but Employee understands that if continuation of Benefits under COBRA is not initially selected by Employee or is later terminated by Employee, Employee will not be able to return to continuation coverage under COBRA. The Company shall pay directly or reimburse to Employee the monthly premiums for the benefits or coverage selected by Employee, with such payment or reimbursement not to exceed the monthly premiums the Company would pay assuming Employee timely elected continuation of benefits under COBRA.  The Company’s obligation to pay or reimburse for the Benefits covered by this Section 5(d) shall terminate upon the earlier of (i) the end of the relevant Company-paid COBRA premium period designated above within Section 5; and (ii) Employee’s employment by an employer that provides Employee and Employee’s eligible dependents with group coverage substantially similar to such Benefits as provided to Employee and Employee’s eligible dependents at the time of the termination of Employee’s employment with the Company, provided that Employee and Employee’s eligible dependents are eligible for participation in such group coverage.

(ii)           With respect to Benefits that are not eligible for continuation coverage under COBRA, in the event the Company is unable to continue Employee’s participation under the Company’s then existing insurance policies for such Benefits, Employee may elect to obtain coverage for such Benefits either by (1) obtaining individual coverage for Employee (if Employee qualifies for individual coverage); or (2) electing coverage as an eligible dependent under another person’s group coverage (if Employee qualifies for such dependent coverage), or any combination of the foregoing alternatives; provided that any alternative shall be available and implemented only (I) in a manner that neither accelerates nor delays the year in which taxable income arises from the Benefits, and (II) in accordance with Section 409A of the Code. The Company shall pay directly or reimburse to Employee the monthly premiums for the benefits or coverage selected by Employee, with such payment or reimbursement not to exceed the monthly premiums the Company paid for such Benefits at the time of termination of Employee’s employment with the Company.  The Company’s obligation to pay or reimburse for the Benefits covered by this Section 5(d)(ii) shall terminate upon the earlier of (i) the end of the Severance Period; and (ii) Employee’s employment by an employer that provides Employee with group coverage substantially similar to such Benefits as provided to Employee at the time of the termination of Employee’s employment with the Company, provided that Employee is eligible for participation in such group coverage. Employee acknowledges and agrees that the Company shall not be obligated to provide any Benefits covered by this Section 5(d)(ii) for Employee if Employee does not qualify for coverage under the Company’s existing insurance policies for such Benefits, for individual coverage, or for dependent coverage.

(e) Timing of Payments.  Subject to Section 8 of this Agreement, all payments under this Section 5 that (i) arise as a result of a termination of Employee’s employment shall be made to Employee concurrently with any termination by the Company or within 2 business days of any termination by Employee, except to the extent contemplated within Section 5(d) above and Section 5(f) below; and (ii) arise other than by reason of a termination of Employee’s employment shall be made promptly upon the occurrence of the applicable event giving rise to the payment (and in no event more than two and one-half months afterward).

(f) Conditions on Severance and Benefits. The amounts and benefits (other than Accrued Amounts) that are payable pursuant to Sections 5(b), 5(c), and 5(d) of this Agreement shall be provided only if  –

(i) Employee is compliant, at all times prior to the due date for any payment, with the terms and conditions set forth in Section 6; and

(ii) Employee has executed and delivered to the Company (and not revoked) a release in favor of the Company (which release shall be substantially in the form attached as Exhibit C and shall be delivered to Employee not later than fifteen days after Employee’s Separation from Service), and that release has become effective in accordance with its terms both (I) following the expiration of any applicable revocation period, and (II) not later than two and one-half months after the end of the calendar year in which Employee’s Separation from Service occurs. If the Company does not deliver such release to Employee within fifteen days after Employee’s Separation from Service, the requirement to execute a release shall be waived.

(iii)           If requested by the Company, Employee shall have participated in an exit interview with the Company’s Board of Directors or a committee thereof.

(g) Other than the payments and benefits provided for in this Section 5, Employee shall not be entitled to any additional amounts from the Company resulting from a termination of Employee’s employment with the Company.

6. Unauthorized Disclosure; Non-Solicitation; Proprietary Rights.

(a) Unauthorized Disclosure.  Employee agrees and understands that in Employee’s position with the Company, Employee will be exposed to and will receive non-public information relating to the confidential affairs of the Company and its affiliates, including, without limitation, employee lists and compensation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing and expansion plans, business policies and practices of the Company and other non-public forms of information considered by the Company to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  Employee agrees that at all times during Employee’s employment with the Company, except as may be required for Employee to discharge Employee’s duties as an officer of the Company, and thereafter, Employee shall not disclose such Confidential Information, either directly or indirectly, to any Person without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with Employee’s employment with the Company, unless (i) required by law or court order to disclose such information, in which case Employee shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible and use Employee’s best efforts to consult with the Board prior to such anticipated disclosure; (ii) during the course of or in connection with any actual or potential litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement; (iii) as may be necessary or appropriate to conduct Employee’s duties hereunder, provided Employee is acting, in good faith and in the best interest of the Company; (iv) such information has become public other than by reason of a breach by Employee of this Section 6(a); or (v) the information is generally known to persons involved in the Company’s trade or business.  This confidentiality covenant has no temporal, geographical or territorial restriction.  Upon termination of Employee’s employment with the Company for any reason, Employee shall promptly deliver to the Company (or, at the Company’s option, destroy (and provide a certification of such destruction)) all property, keys, notes, electronic storage media, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Employee during or prior to Employee’s employment with the Company, and any copies thereof in Employee’s (or capable of being reduced to Employee’s ) possession, as well as all computers of the Company provided to Employee; provided that nothing in this Employment Agreement or elsewhere shall prevent Employee from retaining and utilizing:  documents relating to Employee’s personal benefits, entitlements and obligations; documents relating to Employee’s personal tax obligations; Employee’s desk calendar and rolodex; and such other records and documents as may reasonably be approved by the Company.

(b) Non-Solicitation of Employees.  During Employee’s employment with the Company (whether during the term or thereafter) and for a period of twelve (12) months after Employee’s termination of employment, Employee shall not (other than in connection with carrying out Employee’s responsibilities for the Company) directly or indirectly contact, induce or solicit (or assist any person to contact, induce or solicit) for employment any person who is then or was an employee of the Company within the six (6) month period prior to the date of such contact, inducement or solicitation.

(c) Interference with Business Relationships.  During Employee’s employment with the Company (whether during the Term or thereafter) and for a period of twelve (12) months after Employee’s termination of employment, Employee shall not (other than in connection with carrying out Employee’s responsibilities for the Company) directly or indirectly contact, induce or solicit (or assist any person to contact, induce or solicit) any customer, client, partner, joint venturer, vendor or supplier of the Company, or any such person who was within six (6) months of the date of contact a customer, client, partner, joint venturer, vendor, or supplier of the Company, to terminate its relationship or otherwise cease doing business in whole or in part with the Company, or directly or indirectly interfere with (or assist any person to interfere with) any material relationship between the Company and any of its customers, clients, partners, joint venturers, vendors or suppliers.

(d) No Other Post-Employment Restrictions.  There shall be no contractual or similar restrictions on Employee’s right to terminate Employee’s employment with the Company, or on Employee’s post-employment activities, other than as expressly set forth in this Employment Agreement.

(e) Permitted Statements.  Nothing in this Employment Agreement shall restrict any person from making truthful statements (provided any such statement does not include Confidential Information) (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; or (iii) in confidence to a professional advisor for the purpose of securing professional advice.

(f) Injunctive Relief.  Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in this Section 6 may result in irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 6.

7. Representations.  Each party represents and warrants (i) that such party is not subject to any contract, arrangement, agreement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits such party’s ability to enter into and fully perform such party’s obligations under this Agreement (including the agreements the forms of which are appended hereto); (ii) that such party is able without restrictions to enter into and fully perform such party’s obligations under this Employment Agreement (including the agreements of which forms are appended hereto); and (iii) that, upon the execution and delivery of this Employment Agreement by both parties, this Employment Agreement shall be such party’s valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.  The Company represents and warrants that it is fully authorized by action of the Board, and by actions of any other Person whose authorization is required, to enter into this Employment Agreement and to perform its obligations under it.

8. Taxes.

(a) All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Notwithstanding the foregoing, and except as otherwise specifically provided elsewhere in this Agreement, Employee is solely responsible and liable for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Agreement (including any taxes arising under Sections 280G and 409A of the Code).  Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Employee from incurring them, or to mitigate or protect Employee from any such tax liabilities.  Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of Employee’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until Employee incurs a Separation from Service.  If, at the time of Employee’s Separation from Service under this Agreement, Employee is a “specified employee” (within the meaning of Section 409A of the Code), any amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that become payable to Employee on account of Employee’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Employee’s Separation from Service (“409A Suspension Period”).  Within 14 calendar days after the end of the 409A Suspension Period, Employee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence.  Thereafter, Employee shall receive any remaining benefits as if there had not been an earlier delay.

(b)           (i)           For purposes of this Section 8(b), all terms capitalized but not otherwise defined herein shall have the meanings as set forth in Section 280G of the Code.  In addition:

(A) the term “Parachute Payment” shall mean a payment described in Section 280G(b)(2)(A) or Section 280G(b)(2)(B) of the Code (including, but not limited to, any stock option rights, stock grants, and other cash and noncash compensation amounts that are treated as payments under either such section) and not excluded under Section 280G(b)(4)(A) or Section 280G(b)(6) of the Code;

(B) the term “Reasonable Compensation” shall mean reasonable compensation for prior personal services as defined in Section 280G(b)(4)(B) of the Code and subject to the requirement that any such reasonable compensation must be established by clear and convincing evidence; and

(C) the portion of the Base Amount and the amount of Reasonable Compensation” allocable to any Parachute Payment shall be determined in accordance with Section 280G(b)(3) and (4) of the Code.

(ii)           Notwithstanding any other provision of this Agreement, Parachute Payments to be made to or for the benefit of Employee but for this Section 8(b), whether pursuant to this Agreement or otherwise, shall be reduced if and to the extent necessary so that the aggregate Present Value of all such Parachute Payments shall be at least one dollar ($1.00) less than the greater of (I) three times Employee’s Base Amount and (II) the aggregate Reasonable Compensation allocable to such Parachute Payments.  Any reduction in Parachute Payments caused by reason of this Section 8(b) shall be applied in the manner least economically detrimental to Employee.  In the event reduction of two or more types of payments would be economically equivalent, the reduction shall be applied pro-rata to such types of payments.

(iii)           This Section 8(b) shall be interpreted and applied to limit the amounts otherwise payable to Employee under this Agreement or otherwise only to the extent required to avoid any material risk of the imposition of excise taxes on Employee under Section 4999 of the Code or the disallowance of a deduction to the Company under Section 280G(a) of the Code.  In the making of any such interpretation and application, Employee shall be presumed to be a disqualified individual for purposes of applying the limitations set forth in this subsection (b) without regard to whether or not Employee meets the definition of disqualified individual set forth in Section 280G(c) of the Code.  In the event that Employee and the Company are unable to agree as to the application of this Section 8(b), the Company’s independent auditors shall select independent tax counsel to determine the amount of such limits.  Such selection of tax counsel shall be subject to Employee’s consent, provided that Employee shall not unreasonably withhold Employee’s consent.

9. Arbitration and Equitable Relief.  Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be governed by the terms of the Arbitration Agreement.

10. Entire Agreement.  All oral or written agreements or representations express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.  This Agreement, and the agreements annexed hereto as Exhibits A, B, C and D, contain the entire understanding between the parties hereto and supersedes any prior employment or change-in-control protective agreement between the Company or any predecessor and Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided, and all of Employee’s prior confidentiality, non-solicitation, non-interference, work-for-hire, and other intellectual property obligations to the Company shall remain in full force and effect, and Employee shall continue to be liable to the Company for any prior breaches thereof.  No provision of this Agreement shall be interpreted to mean that Employee is subject to receiving fewer benefits than those available to Employee without reference to this Agreement. The Parties acknowledge and agree that this Agreement specifically amends and restates, and supersedes in its entirety, the Prior Employment Agreement, which shall have no further force or effect, except as noted above.

11. Notices. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing.  Such notice shall be personally served, sent by fax or email, or sent prepaid by either registered or certified mail with return receipt requested or Federal Express and shall be deemed given (i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by fax or email, when sent with answer-back confirmed, or (iii) if given by mail, two (2) business days following deposit in the United States mail.  Any notice given by fax or cable shall be confirmed in writing, by overnight mail or Federal Express within forty-eight (48) hours after being sent.  Such notices shall be addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall otherwise direct.

If to the Company:

Autobytel Inc.
18872 MacArthur Boulevard
Irvine, California 92612-1400
Facsimile:  (949) 862-1323
Attn:  Vice President, Human Resources or comparable title

If to the Employee:

To Employee’s latest home address on file with the Company

12. No Waiver.  No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

13. Amendment to this Agreement.  No modification, waiver, amendment, discharge or change of this Agreement, shall be valid unless the same is in writing and signed by the party against whom enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

14. Enforceability; Severability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed exercised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

15. Governing Law.  This Agreement and the relationship of the parties hereto shall be construed and enforced in accordance with the law of the State of California without giving effect to such State’s choice of law rules.  This Agreement is deemed to be entered into entirely in the State of California.  This Agreement shall not be strictly construed for or against either party.

16. No Third Party Beneficiaries.  Except as otherwise set forth in this Agreement, nothing contained in this Agreement is intended nor shall be construed to create rights running to the benefit of third parties.

17. Successors of the Company.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company, including any Successor Company.  This Agreement shall be assignable by the Company in the event of a merger or similar transaction in which the Company is not the surviving entity, or a sale of all or substantially all of the Company’s assets.

18. Rights Cumulative.  The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time.  No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

19. No Right or Obligation of Employment.  Employee acknowledges and agrees that nothing in this Agreement shall confer upon Employee any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without Cause.

20. Legal and Tax Advice.  Employee acknowledges that: (i) the Company has encouraged Employee to consult with an attorney and/or tax advisor of Employee’s choosing (and at Employee’s own cost and expense) in connection with this Agreement, and (ii) Employee is not relying upon the Company for, and the Company has not provided, legal or tax advice to Employee in connection with this Agreement.  It is the responsibility of Employee to seek independent tax and legal advice with regard to the tax treatment of this Agreement and the payments and benefits that may be made or provided under this Agreement and any other related matters. Employee acknowledges that Employee has had a reasonable opportunity to seek and consider advice from Employee’s counsel and tax advisors.

21. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.  The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

22. No Mitigation or Offset. The Company shall not have the right to offset any amount owed to it against payments due to Employee under this Agreement, except as expressly provided for in Sections 5(a) and 8 of this Agreement.

THE PARTIES ACKNOWLEDGE THAT THE COMPANY HAS ADVISED EMPLOYEE TO OBTAIN INDEPENDENT LEGAL COUNSEL OF EMPLOYEE’S CHOOSING TO ADVISE EMPLOYEE REGARDING THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT AND ATTACHED EXHIBITS, AND THEIR TERMS AND CONDITIONS. EMPLOYEE HAS HAD A REASONABLE OPPORTUNITY TO SEEK THAT ADVICE AND HAS IN FACT OBTAINED SUCH ADVICE FROM INDEPENDENT LEGAL COUNSEL SELECTED BY EMPLOYEE. EMPLOYEE ACKNOWLEDGES THAT THE TERMS OF THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ARE FAIR AND REASONABLE TO HIM. BY EXECUTING THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, EMPLOYEE IS CONSENTING TO THE TERMS OF THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT.

IN WITNESS WHEREOF, the Company and Employee have executed and entered into this Agreement effective as of the date first shown above.

AUTOBYTEL INC.

By: __/s/ Michael J. Fuchs____________________
                 Michael J. Fuchs
 Chairman of the Board

EMPLOYEE

____/s/ Jeffrey H. Coats______________________
               Jeffrey H. Coats

EXHIBIT A

MUTUAL AGREEMENT TO ARBITRATE

 MUTUAL AGREEMENT TO ARBITRATE

1.           Parties:  The parties to this Agreement are Autobytel Inc. and the individual whose name appears below (“you” or “your”).

2.           Agreement to Arbitrate:  In an effort to resolve any legal disputes in a quick and fair way, each party, in consideration of the promises made by the other, agrees that any dispute between them that is within the scope of this Agreement shall be submitted for resolution through arbitration instead of through trial by court or jury.  The arbitration shall be before a single arbitrator in Orange County, California and in accordance with the employment dispute rules of the American Arbitration Association (“AAA”), then in effect, except that if those rules conflict with this Agreement, then this Agreement controls.  The arbitration shall be administered by AAA.

3.           Scope Of Agreement:  This Agreement covers any dispute involving you and Autobytel that would otherwise be brought in a court of law, including, without limitation, any claim related to your employment by Autobytel or the termination of that employment, whether that claim is based on contract, tort, statute, ordinance, or regulation.  Examples of disputes covered by this Agreement are claims for breach of contract, breach of covenant of good faith and fair dealing, wrongful termination in violation of public policy, retaliatory discharge, discrimination (because of race, sex, national origin, religion, age, disability, marital status, sexual orientation, or any other protected status), unlawful harassment, denial of leave, intentional and negligent infliction of emotional distress, fraud and deceit, negligent misrepresentation, libel, slander, invasion of privacy, assault, battery, false imprisonment, conversion, interference with contract or prospective economic advantage, malicious prosecution, abuse of process, and breach of fiduciary duty.  Additional non-exhaustive examples include claims to enforce of rights to employee retirement or welfare benefits and claims for unpaid wages.  This Agreement also applies to any claim that Autobytel has against you that would otherwise be brought in a court.

4.           Disputes With Third Parties:  Without limiting the breadth of the foregoing, this Agreement covers any dispute between you and any other person or entity affiliated with Autobytel, including benefit plans and the entities that administer them, and to any dispute in which (a) Autobytel is sought to be held vicariously or indirectly liable on account of the other person’s conduct or (b) your adversary is subject to an arbitration agreement with Autobytel and the dispute relates to your employment by Autobytel or the termination of that employment.

5.           Claims Not Covered:  This Agreement does not cover (a) any claim for worker’s compensation benefits, (b) a judicial action by either party for a temporary restraining order or a preliminary injunction to preserve the status quo pending arbitration, (c) a charge or complaint with an administrative agency that alleges employment discrimination or failure to pay wages or other violations of employment laws or that seeks unemployment compensation, and (d) any report to a law enforcement agency.

6.           Initiation of Arbitration:  The aggrieved party must notify the other party by making a written demand for arbitration.  All demands for arbitration must be provided to the other party within the applicable statute of limitations. Written notice to Autobytel shall be sent to General Counsel, Autobytel, Inc.  18872 Mac Arthur Blvd.,  Irvine, CA  92612.  Written notice to you shall be sent to the last address recorded in your personnel file.  The demand shall describe the nature of all claims asserted and the facts on which the claims are based, including (a) a list of witnesses to the events underlying the dispute, (b) the date the dispute arose, (c) an adequate description (or copy) of the principal documents that contain any statement supporting the claims, (d) the relief requested, and (e) the names of all persons against whom relief is requested.  Notice must be by certified or registered mail, return receipt requested.  Once the demand is received, Autobytel within ten (10) business days will file the demand with the appropriate office of the AAA.

7.           Selection Of Arbitrator:  The single arbitrator shall be selected by the parties as follows.  The AAA shall give each party a list of eleven (11) arbitrators drawn from its panel of employment arbitrators; provided, however, that the arbitrators to be drawn from must be former or retired judges or attorneys at law with at least ten (10) years experience in employment and financing.  Each party may strike up to six (6) names on the list.  If only one common name remains on the lists of the parties, that individual shall be designated as the arbitrator.  If more than one common name remains on the list of all parties, then the parties shall strike names alternately (the party not initiating arbitration going first) until only one remains.  If no common name remains on the lists of all parties, then the AAA shall furnish an additional list or lists until an arbitrator is selected.  If for any reason the parties fail to agree on an arbitrator, then the AAA may issue additional lists or, at its option, make the appointment from among members of its panel of employment law arbitrators.  By this Agreement neither party waives the right to seek disqualification of the arbitrator.  If a party seeks disqualification due to a potential conflict of interest, then the AAA shall make the final decision as to whether the arbitrator is disqualified.

8.           Expenses and Fees of Arbitration.  If Autobytel initiates the arbitration, then it shall pay the administrative fees.  If you initiate the arbitration, then you shall pay an amount equal to the filing fee for initiating a lawsuit in court, and Autobytel shall pay the remainder of the fees.  Each side shall pay its own legal fees and expenses.  The fees and expenses of the arbitrator shall be paid completely by Autobytel, except to the extent that you decide to pay up to one-half of those fees and expenses yourself.

9.           Authority Of The Arbitrator:  The arbitrator may interpret and apply this Agreement.  The arbitrator shall decide whether a dispute is arbitrable, construing the scope of this Agreement broadly in favor of final and binding arbitration, to the extent permitted by law.  The arbitrator may rule on pre-hearing disputes and hold conferences by telephone or in person as the arbitrator deems necessary.  The arbitrator shall resolve all discovery disputes, and may permit discovery in addition to that provided for in paragraph 11 below, upon a showing that the proposed discovery is needed to adequately arbitrate a statutory claim.  The arbitrator shall have authority to grant pre-hearing motions, including motions to dismiss and motions for summary judgment, in accordance with the rules set forth in the Federal Rules of Civil Procedure and the judicial authorities interpreting those rules.  Upon notice of such a dispositive motion, the arbitrator will establish a briefing schedule and, if necessary, schedule an opportunity for oral argument before considering the motion.  The arbitrator shall follow the substantive law applicable and may award any remedy authorized by law, including attorney’s fees that are authorized by statute.  The arbitrator has no authority to (a) add to or modify the terms of any contract between the parties, (b) require Autobytel to adopt new policies or procedures, or (c) decide any matter that was not processed in accordance with this Agreement, absent written consent of the parties.

10.           Procedures For Arbitration:  The procedures to be followed are those set forth in the employment dispute resolution rules of the AAA, except to the extent that those rules contradict this Agreement.  Each party shall have the right to subpoena witnesses and documents for the arbitration hearing.  No part of the procedures shall be open to the public or the media.  All evidence discovered in the prehearing process or submitted at the hearing is confidential and may not be disclosed, except pursuant to court order.  Unless the parties otherwise agree, each party may submit a post-hearing brief within thirty (30) days of the close of the hearing, and the arbitrator shall issue an award within thirty (30) days after the case is submitted orally or through submission of post-hearing briefs.  The award shall contain written findings of fact and a finding on each issue necessary to the arbitrator’s conclusion, together with conclusions of law sufficient to explain the arbitrator’s decision with respect to the matters at issue.  A court of competent jurisdiction may enter judgment upon the award, either by (i) confirming the award, or (ii) vacating, modifying, or correcting the award (a) on any ground referred to in the U.S. Arbitration Act, (b) where the findings of fact are not supported by substantial evidence, or (c) where the conclusions of law are erroneous.  If this provision of the Agreement providing for review of the arbitration award is adjudged to be void or otherwise unenforceable, in whole or in part, then the void or otherwise unenforceable provision shall be deemed to be stricken from this Agreement and that adjudication shall not affect the validity of the remainder of the Agreement.

11.           Discovery:  Not less than thirty (30) days before any hearing, the parties shall exchange copies of those documents they will use as exhibits and a list of the names of persons they will call as witnesses at the hearing.  Each party shall be entitled to have the following pre-hearing discovery:  (a) The right to serve on the other party one set of interrogatories in a form consistent with Rule 33 of the Federal Rules of Civil Procedure, which shall be limited to the identification of potential witnesses.  Identification means the identity of the witness’s name, current address and telephone number, and a brief description of the subject of testimony.  (b) The right to serve on the other party one set of document requests in a form consistent with Rule 34 of the Federal Rules of Civil Procedure, which shall be limited to twenty-five (25) requests (including subparts, which shall be counted separately).  (c) The right to conduct up to two (2) seven-hour days of depositions of the witnesses or the parties in accordance with the procedures set forth in Rule 30 of the Federal Rules of Civil Procedure, and the right to conduct the deposition of any expert witness designated by the other party.  (d) The right to subpoena the production of documents from third parties.  (e) The right to seek a physical or mental examination consistent with Rule 35 of that Federal Rules of Civil Procedure.

12.           Enforcement Of Agreement:  Your job duties constitute an activity that affects commerce among the states, making your employment by Autobytel a transaction involving commerce among the states. This agreement may be enforced in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq., or the provisions of any applicable state arbitration statute.  If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, then that adjudication shall not affect the validity of the remainder of the Agreement.

13.           Not A Contract of Continued Employment:  This Agreement does not guarantee employment for any definite period, and does not prevent Autobytel from ending or otherwise modifying your employment with or without cause or notice at any time.

14.           Modifications:  This Agreement survives the termination of employment, and may be modified only by a writing signed by you and an officer of Autobytel.  This Agreement may not be modified by oral or implied agreements, understandings or arrangements.  No employee or agent of Autobytel is authorized to make any agreement, understanding or arrangement to the contrary.

15.           Voluntary Agreement:  You acknowledge that you have read this Agreement and that you understand its terms, that you have had enough time to consult an attorney before signing this Agreement, that you have taken that opportunity to the extent you wish to do so, and that you are not relying on any promises or representations not set forth in this Agreement.  You acknowledge that this Agreement is the complete agreement between you and Autobytel concerning the resolution of legal disputes, and that this Agreement supersedes any prior understandings on the same subject matter.  You understand that by this Agreement the parties agree to substitute arbitration for court or jury trial as a means of resolving their legal disputes.

Signature	/s/ Jeffrey H. Coats

Name (Print)	Jeffrey H. Coats

Date	12/12/08

Autobytel Inc.

By	/s/ Lorna Larson
Lorna Larson
VP, Human Resources

Date	12/12/08

 Exhibit B

AUTOBYTEL INC.
200___ STOCK OPTION PLAN
____________________________

Stock Option Award Agreement
____________________________

You are hereby awarded this stock option (“Option”) to purchase Shares of Autobytel Inc. (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”) and in the Autobytel Inc. 200___ Stock and Option Plan (the “Plan”).  You acknowledge that you have been given a copy of the Plan and a prospectus describing the Plan’s material terms (with the Plan controlling in the event of any conflicts between them).  You should carefully review these documents, and consult with your personal financial advisor, before executing this Award Agreement.  Terms beginning with capital letters in this Award Agreement have the meaning defined in this Award Agreement or in the Plan (or if not defined in either of them, as defined in your Amended and Restated Employment Agreement with the Company dated effective as of April 3, 2009).

In order for this Option to be effective and enforceable, you must return an executed original of this Award Agreement to the Company’s General Counsel.  By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Administrator, and will be final, conclusive and binding on all parties, including you, your heirs, and your representatives.

1. Specific Terms.  Your Options have the following terms:

Name of Participant:	Jeffrey H. Coats
Type of Option Award:	Non-Incentive Stock Option.
Number of Shares Subject to Award:	XXXX
Option Exercise Price:	$0.35 per Share.
Grant Date:	April 3, 2009.
Vesting:
0% on Grant Date.

100% on the earlier of (i) the first anniversary of the Grant Date if your continuous service has not ended beforehand, (ii) termination of your employment by the Company Without Cause or by you for Good Reason.

The vesting of your Option will not accelerate upon or as a result of a Change in Control.

Expiration Date:	10 years after Grant Date (at 5:00 p.m. Pacific Time on the Expiration Date).

2. Manner of Exercise.  This Option will be exercised in the manner set forth in the Plan, using the exercise form attached hereto as Exhibit A.  The number of Shares that may be purchased through exercise of this Award is cumulative; that is, if you fail to exercise the Option for all of the Shares vested hereunder during any period set forth above, then any remaining Shares that are not purchased during such period may be purchased through exercise of this Option during any subsequent period, until the expiration or termination of this Option pursuant to the terms and conditions of this Award Agreement and of the Plan.  Fractional Shares may not be purchased.

3. Termination of Employment.  Section 6.12 of the Plan will govern the effect of your termination of employment on this Option, subject to the following modifications which will control over Plan Section 6.12 to the extent of any conflict or ambiguity:

(a)
in the event of termination of your employment by the Company Without Cause or by you for Good Reason, this Option shall vest and become immediately exercisable and you will have the right to exercise this Option for a period of two (2) years following the date on which your employment terminates, but in no event will this Option be exercisable later than the Expiration Date determined pursuant to Section 1 above;

(b)
in the event your employment terminates due to your resignation without Good Reason within one (1) year following the Grant Date, your Option will immediately terminate, and after such one (1) year period will otherwise terminate at the end of the first day after the date on which you provide notice of your resignation without Good Reason, but in no event will this Option be exercisable later than the Expiration Date determined pursuant to Section 1 above;

(c)
in the event your death triggers application of Section 6.12(a) of the Plan, the six-month extended exercise period to which it refers will be increased to 12 months, but in no event will this Option be exercisable later than the Expiration Date determined pursuant to Section 1 above;

(d)
in the event of your termination of employment for “Cause” within the meaning of Section 6.12(c) of the Plan, the provisions of Section 6.12(c) will apply, and the Company will have the additional right, only within the thirty-day period after your employment terminates, to repurchase (for a price equal to the exercise price you paid per Share) any Shares that you have received pursuant to the exercise of this Option;

(e)	this Option will be canceled and become automatically null and void to the extent it has not vested on or before your termination of employment for any reason; and

(f)	the terms of Section 6.12 of the Plan, as modified herein for this Option, shall survive a Change in Control, and remain in full force and effect with the other provisions of this Option.

4. Restrictions on Transfer of Option. Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred except pursuant to Section 6.7(a) of the Plan or with the prior written consent of the Committee.

5. Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a death beneficiary (the “Beneficiary”) to your interest if any, in this Option and any underlying Shares.  You may designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit B (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company’s General Counsel.  To the extent you do not duly designate a beneficiary who survives you, your estate will automatically be your beneficiary.

6. Resale Restrictions on Shares.  During the three-year period following the Grant Date, you will not have the right to sell or otherwise dispose of any Shares that you receive through exercise of this Option; provided that the foregoing resale restriction will lapse in full on the first to occur of your death, your Total and Permanent Disability, or termination of your employment by the Company Without Cause or by you for Good Reason.  Otherwise, the resale restrictions imposed hereunder will lapse only as to one-third (1/3) of the Total Number of Shares Subject to Award on the first anniversary of the Grant Date, and as to the remaining two-thirds (2/3) of such Shares in equal one-twelfth (1/12) installments of the Total Number of Shares Subject to Award for each calendar quarter that ends after the first anniversary of the Grant Date, subject to your being in the continuous employment or service of the Company through the scheduled date for lapse of these resale restrictions. To the extent a lapse has not occurred, the resale restrictions hereunder will remain in effect for the full three-year period following the Grant Date. Each certificate representing any such Shares (or if uncertificated by notation to the depositary agency) shall be legended to reflect these resale restrictions.

7. Taxes.  Except to the extent otherwise specifically provided in your employment agreement, you acknowledge by signing this Award Agreement that you will be solely responsible for the satisfaction of any taxes (including taxes arising under Code Sections 409A regarding deferred compensation, or 4999 regarding golden parachute excise taxes) that may arise pursuant to this Option, its exercise, or your sale of Shares purchased through this Option, and that neither the Company nor the Administrator will have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes.  The Committee will have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

8. Notices.  Any notice or communication required or permitted by any provision of this Award Agreement to be given to a party hereunder will be in writing and will be delivered electronically, personally, or sent by postage prepaid certified mail, return receipt requested, addressed to such party at the address on the signature page hereof.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.  Any such notice will be deemed to be given as of the date such notice is personally or electronically delivered or properly mailed.

9. Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

10. Modifications.  This Award Agreement may be modified or amended only through a written agreement between you and the Company, and only in accordance with Section 8 of the Plan.

11. Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

12. Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity will not affect the validity or legality of the remaining terms of this Award Agreement.

13. Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

14. Plan Governs.  By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Option is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan will control.

15. Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you pursuant to your Options will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

16. Not a Contract of Employment.  By executing this Award Agreement, you acknowledge and agree that (i) any person who is terminated before full vesting of an Award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor will it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Option to you but for these acknowledgements and agreements.

17. Securities Law Restrictions.  Regardless of whether the offering and sale of Shares through the Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Option.

18. Governing Law.  The laws of the State of Delaware will govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto, as well as the relationship of the parties hereto, all without regard to conflict of laws principles thereof.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Option is awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

AUTOBYTEL INC.
18872 MacArthur Blvd., Suite 200
Irvine, CA  92612

By:
Glenn E. Fuller
Executive Vice President, Chief Legal and
Administrative Officer and Secretary

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

Jeffrey H. Coats

Exhibit A

AUTOBYTEL INC.
200___ Stock and Option Plan
___________________________________________________

Form of Exercise of Employee Stock Option Award Agreement
___________________________________________________

TO: Autobytel Inc.

Attention:  General Counsel

Dear Sir or Madam:

The undersigned elects to exercise his/her Incentive Stock Options to purchase _____ shares of Common Stock of Autobytel Inc. (the “Company”) under and pursuant to a Stock Option Agreement dated as of ______________.

1.            Delivered herewith is a certified or bank cashier’s or teller’s check and/or shares of Common Stock held by the undersigned for at least six months*, valued at the closing sale price of the stock on the business day prior to the date of exercise, as follows:

$____________  in cash or by certified, bank cashier’s or teller’s check
$____________  in the form of ____ shares of Common Stock,valued at $___________ per share
$                                Total

2.            Delivered herewith are irrevocable instructions to a broker approved by the Company to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.**

If method 1 is chosen, the name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name:

Address:

Social Security Number

Very truly yours,

_________________
Date                                                      Optionee

*The Committee may waive the six months’ requirement in its discretion.
**The Committee must approve this method in writing before your election

Exhibit B

AUTOBYTEL INC.
200___ Stock and Option Plan
________________________________

Designation of Death Beneficiary
_________________________________

In connection with the Awards designated below that I have received pursuant to the Autobytel Inc. 200___ Stock and Option Plan (the “Plan”), I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards.  This designation will remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

           any Award that I have received or ever receive under the Plan.

	the Stock Option Award that I received pursuant to an award agreement dated _________ __, ____ between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:

By:
Name of Participant

Sworn to before me this
____day of ____________, 200_
__________________________
Notary Public
County of __________________
State of ____________________

EXHIBIT C

SEPARATION AGREEMENT AND RELEASE

It is hereby agreed by and between you, Jeff H. Coats (for yourself, your spouse or partner, family, agents and attorneys) (jointly, “You”), and Autobytel Inc., its predecessors, successors, affiliates, directors, shareholders, fiduciaries, insurers, employees and agents (jointly, the “Company”), as follows:

1. You acknowledge that your employment with the Company ended effective [_______], 20[__], and that you will perform no further duties, functions or services for the Company subsequent to that date.

2. You acknowledge and agree that you have received all vacation pay and other compensation due you from the Company as a result of your employment with the Company and your separation from employment, including, but not limited to, all amounts required under your Amended and Restated Employment Agreement with the Company dated as of April 3, 2009 (the “Employment Agreement”), other than those amounts payable pursuant to Paragraph 3 below and those amounts or benefits, if any, payable or to be provided after the date hereof pursuant to the Employment Agreement if required by the terms thereof.  You acknowledge and agree that the Company owes you no additional wages, commissions, bonuses, vacation pay, severance pay, expenses, fees, or other compensation or payments of any kind or nature, other than as provided in this Agreement and those amounts and benefits, if any, payable or to be provided after the date hereof pursuant to the Employment Agreement if required by the terms thereof.  All benefits for which you are eligible pursuant to the Employment Agreement will remain in effect for the periods set forth therein.

3. In exchange for your promises in this Agreement and the Employment Agreement, including the release of claims set forth below, if you sign and do not timely revoke this Agreement pursuant to Paragraph 13 of this Agreement, the Company will pay you all amounts due to you under the Employment Agreement, minus legally required state and federal payroll deductions.  The payment provided for in this paragraph will be made in the time periods required by the Employment Agreement (except for benefits that will be paid over time as provided therein) and, if no time is specified, within 5 business days of the date of this Separation Agreement and Release, and be subject to applicable withholding as provided in the Employment Agreement.

4. You represent and warrant that you have returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), and all other materials or other things in your possession, custody, or control which are the property of the Company, including, but not limited to, Company identification, keys, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to your employment, or obtained or created in the course of your employment with the Company.

5. You hereby represent that, other than those materials you have returned to the Company pursuant to Paragraph 4 of this Agreement, you have not copied or caused to be copied, and have not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company.  You further represent that you have not retained in your possession, custody or control, any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, or were obtained or created in the course of or relate to your employment with the Company.

6. You shall keep confidential, and shall not hereafter use or disclose to any person, firm, corporation, governmental agency, or other entity, in whole or in part, at any time in the future, any trade secret, proprietary information, or confidential information of the Company, including, but not limited to, information relating to trade secrets, processes, methods, pricing strategies, customer lists, marketing plans, product introductions, advertising or promotional programs, sales, financial results, financial records and reports, regulatory matters and compliance, and other confidential matters, except as required by law and as necessary for compliance purposes or except to the extent the information has become public other than by your breach of this Paragraph 6.  These obligations are in addition to the obligations set forth in confidentiality or non-disclosure agreements between you and the Company, including in the Employment Agreement, all of which shall remain binding on you.

7. You agree that you have not and will not at any time reveal to anyone, including any former, present or future employee of the Company, the fact, amount, or the terms of this Agreement, except to your immediate family, legal counsel and financial advisor, or as required by law and as necessary for compliance purposes.  The Company may disclose the terms of this Agreement and file this Agreement as an exhibit to its public filings if it is required to due so under applicable law, as necessary for compliance purposes or to potential successors or assigns of the Company.

8. You agree that neither you nor anyone acting on your behalf or at your direction will disparage, denigrate, defame, criticize, impugn or otherwise damage or assail the reputation or integrity of the Company or any of its current or former employees or directors to any third party and in particular to any current or former employee, officer, director, contractor, supplier, customer, or client of the Company or prospective or actual purchaser of the equity interests of the Company or its business or assets. The Company agrees that truthful testimony given in conjunction with legal proceedings will not violate this Agreement.

9. In consideration for the payments provided for in Paragraph 3, you unconditionally release and forever discharge the Company, and the Company’s current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, predecessor companies, divisions, directors, trustees, employees, agents, attorneys, successors, and assigns (and the current, former, and future controlling shareholders, directors, trustees, employees, agents, and attorneys of such subsidiaries, affiliates, related companies, predecessor companies, and divisions) (referred to collectively as “Releasees”), from any and all known and unknown claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature and regardless of whether the knowledge thereof would have materially affected your agreement to release the Company hereunder that arose at any time before or upon the signing of this Agreement.  These released claims include without limitation all of those claims arising under any federal, state, or local employment, anti-discrimination, or equal employment opportunity law, such as Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and the California Labor Code; and the law of contract and tort.  The Release will not waive the Employee’s rights to indemnification under the Company’s certificate of incorporation or by-laws or, if applicable, any written agreement between the Company and the Employee, or under applicable law.

With respect to the various rights and claims under the ADEA being waived by you in this Agreement, you specifically acknowledge that you have read and understand the provisions of Paragraphs 13, 14, and 15 of this Agreement below before signing this Agreement. This general release does not cover rights or claims under the ADEA arising after you sign this Agreement.

You also waive and release and promise never to assert any such claims, even if you do not believe that you have such claims.  You therefore waive your rights under section 1542 of the Civil Code of California or any analogous statute of rule.  Section 1542 states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if know to him or her must have materially affected his settlement with the debtor.

10. You represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any complaint, charge, claim or action involving any claims you have released in the foregoing paragraph.  This promise not to sue does not apply to claims for breach of this Agreement.  You agree and acknowledge that if you break this promise not to sue, then you will be liable for all consequential damages, including the legal expenses and fees incurred by the Company or any of the Releasees, in defending such a claim, unless you break this promise not to sue by suing on a released claim under the ADEA.

11. The Company hereby represents and warrants that concurrently with your execution and delivery of this Agreement, the Company has paid to you any and all amounts under the Employment Agreement that are required to be paid to you by the Company as of the date hereof, excluding, without limitation, any amounts required to be paid under this Agreement and those amounts or benefits, if any, payable or to be provided after the date hereof pursuant to the Employment Agreement if and to the extent required by the terms thereof.

12. Excluded from this Agreement are any claims or rights that cannot be waived by law, including the right to file a charge of discrimination with an administrative agency.  You agree, however, to waive your right to any monetary recovery in connection with such a charge.

13. You are advised to consult with an attorney before you sign this Agreement.  You understand that you have twenty-one (21) days within which to decide whether to sign this Agreement, although you may sign this Agreement at any time within the twenty-one (21) day period.  If you do sign it, you also understand that you will have an additional 7 days after you sign to change your mind and revoke the Agreement, in which case a written notice of revocation must be delivered to Vice President Human Resources or comparable title, Autobytel Inc., 18872 MacArthur Blvd., Irvine, California 92612-1400, on or before the seventh (7th) day after your execution of the Agreement.  You understand that the Agreement will not become effective until after that seven (7) day period has passed.

14. You acknowledge that you are signing this Agreement knowingly and voluntarily and intend to be bound legally by its terms.

15. You hereby acknowledge that no promise or inducement has been offered to you, except as expressly stated above and in the Employment Agreement, and you are relying upon none.  This Agreement and the Employment Agreement represent the entire agreement between you and the Company with respect to the subject matter hereof, and supersede any other written or oral understandings between the parties pertaining to the subject matter hereof and may only be amended or modified with the prior written consent of you and the Company.

16. You certify that you have not experienced a job-related illness or injury for which you have not already filed a claim.

17. If any provision of this Agreement is held to be invalid, the remainder of the Agreement, nevertheless, shall remain in full force and effect in all other circumstances.

18. This Agreement does not constitute an admission that the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

19. This Agreement is made and entered into in the State of California, and it and the relationship of the parties hereto shall in all respects be interpreted, enforced, and governed under the law of that state, without reference to conflict of law provisions thereof.  The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.

20. Employee acknowledges that: (i) the Company has encouraged Employee to consult with an attorney and/or tax advisor of Employee’s choosing (and at Employee’s own cost and expense) in connection with this Agreement, and (ii) Employee is not relying upon the Company for, and the Company has not provided, legal or tax advice to Employee in connection with this Agreement.  It is the responsibility of Employee to seek independent tax and legal advice with regard to the tax treatment of this Agreement and the payments and benefits that may be made or provided under this Agreement and any other related matters. Employee acknowledges that Employee has had a reasonable opportunity to seek and consider advice from Employee’s counsel and tax advisors.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES THE RELEASE OF CLAIMS.

Dated:_____________, 20__                                                                ____________________________________
                                                                                                                         Jeffrey H. Coats

Dated:_____________, 20__                                                                Autobytel Inc.

                                    By:__________________________________
                                 [Officer’s Name]
                                 [Title]

EXHIBIT D

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is entered into effective as of April 3, 2009 (“Effective Date”) by and between Autobytel Inc., a Delaware corporation (“Autobytel”), and Jeffrey H. Coats (“Consultant”).

Background

As of the Effective Date, Consultant is employed by Autobytel as its President and Chief Executive Officer pursuant to that certain Amended and Restated Employment Agreement dated as of the Effective Date (“Employment Agreement”). Capitalized terms used and not otherwise defined herein shall have their respective meanings as set forth in the Employment Agreement. Subject to the satisfaction of certain conditions set forth in the Employment Agreement, the Employment Agreement provides for certain severance and other benefits in the event of a termination of Consultant’s employment with Autobytel Without Cause or for Good Reason within eighteen (18) months following a Change in Control.

The parties acknowledge that Consultant provides unique services that Autobytel will continue to need subsequent to the termination of Consultant’s employment Without Cause or for Good Reason within eighteen (18) months following a Change in Control. Consultant is willing to consult with Autobytel for a reasonable transition following the termination of Consultant’s employment under such circumstances upon the terms and conditions set forth herein. The parties desire to enter into this Agreement at this time, with the respective obligations of the parties to come into effect in the event of a termination of Consultant’s employment with Autobytel Without Cause or for Good Reason within eighteen (18) months following a Change in Control.

NOW, THEREFORE, in consideration of the benefits provided herein and for other good and value consideration the parties hereto agree as follows.

1. Consulting Term.  The term of this Agreement shall be for twelve (12) months, which shall commence upon and in the event of Consultant’s Termination Without Cause or for Good Reason within eighteen (18) months following a Change in Control (“Consulting Term”).

2. Consulting Services.  During the Consulting Term, upon request by Autobytel, Consultant shall provide continuing transition advice and information related to business issues and projects Consultant was involved in while employed with Autobytel and any other such related services as reasonably requested by Autobytel (“Consulting Services”).

3. Consulting Time.  During the Consulting Term, Consultant shall be reasonably available during the Company’s normal business hours and upon reasonable advance notice to provide Consulting Services at times and places that meet the mutual convenience of the parties and in a manner that shall not unduly interfere with Consultant’s other commitments.  Consultant shall not be required to provide more than twenty (20) hours of Consulting Services per week during the Consulting Term.  Additional time per week may be agreed upon by the parties.    Consultant shall not be required to travel to the offices of Autobytel or otherwise to fulfill his Consulting Services obligations hereunder.

4. Compensation.   During the Consulting Term, Consultant shall be paid an aggregate amount equal to forty-nine percent (49%) of the annual Salary (as defined in the Employment Agreement) in effect immediately before his termination of employment.  Consultant shall be paid such amount in twelve equal monthly installments during the Term no later than the fifteenth (15th) calendar day of each month. At Consultant’s request, such monthly payments may be made by check or wire transfer to such address or account, as applicable, as Consultant shall provide to Autobytel.

5. Expenses.  During the Consulting Term, Consultant shall, upon submission of appropriate supporting documentary evidence in accordance with Autobytel’s standard procedures, be reimbursed by Autobytel for all expenses necessarily incurred by Consultant in rendering Consulting Services under this Agreement.

6. Termination.  Neither party may terminate this Agreement or modify the Consulting Term without the prior written consent of the other party.

7. Independent Contractor Relationship.  The parties intend that during the Consulting Term the relationship between them is solely an independent contractor relationship, and that no employer-employee relationship shall exist.  The parties expressly acknowledge and agree that during the Consulting Term Autobytel shall not have the right to control the manner or means by which Consultant performs the services described in this Agreement, and shall exercise control only over the end result of the work being performed by the Consultant.  As an independent contractor, Consultant shall not be eligible for any fringe benefits provided by Autobytel to its employees (except with respect to continuation of certain health and welfare benefits furnished to Consultant as severance benefits under the Employment Agreement). Autobytel shall not disclose to the Consultant any material, non-public information unless Consultant agrees to such disclosure in advance and after termination of Consultant’s employment under the Employment Agreement. Consultant shall no longer be a Section 16 reporting person under the Securities Exchange Act or 1934, as amended, or be subject to Autobytel’s trading policies

8. Consultant’s Obligations.  Consultant agrees that during the Consulting Term Consultant is responsible for paying all required federal, state and local taxes relating to Consultant’s business, and that Autobytel has no responsibility for any such taxes.  In particular, the parties agree and understand that because of the independent contractor relationship between them, Autobytel will not withhold any social security or income taxes, make any unemployment or disability insurance contributions (except with respect to continuation of certain health and welfare benefits furnished to Consultant as severance benefits under the Employment Agreement) or obtain workers’ compensation insurance on behalf of Consultant during the Consulting Term.  Consultant shall be solely responsible for all such fringe benefits, insurance coverages (except with respect to continuation of certain health and welfare benefits furnished to Consultant as severance benefits under the Employment Agreement) and required taxes in connection with Consultant’s services under this agreement.  Consultant agrees to indemnify and hold Autobytel harmless against any and all liability claimed or imposed, including reasonable attorneys’ fees, arising from any act or failure of Consultant in connection with the performance of the services described in this Agreement.

9. Confidential Information or Materials.  Consultant agrees that at all times during the Consulting Term, and thereafter, Consultant shall not disclose Confidential Information, either directly or indirectly, to any Person without the prior written consent of Autobytel and shall not use or attempt to use any such information in any manner other than in connection with Consulting Services, unless (i) required by law or court order to disclose such information, in which case Consultant shall provide Autobytel with written notice of such requirement as far in advance of such anticipated disclosure as possible and use his best efforts to consult with the board of directors of Autobytel prior to such anticipated disclosure; (ii) during the course of or in connection with any actual or potential litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement; (iii) as may be necessary or appropriate to conduct Consultant’s duties hereunder, provided Consultant is acting, in good faith and in the best interest of the Company; (iv) such information has become public other than by reason of a breach by Consultant of this Section 9; or (v) the information is generally known to persons involved in the Company’s trade or business.  This confidentiality covenant has no temporal, geographical or territorial restriction.  Upon termination of this Agreement, Consultant shall promptly supply to Autobytel (or destroy, at Autobytel’s option) all property, keys, notes, electronic storage media, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Consultant during  the Consulting Term, and any copies thereof in his (or capable of being reduced to his) possession, as well as all computers of Autobytel provided to Consultant; provided, that nothing in this Agreement or elsewhere shall prevent Consultant from retaining and utilizing: documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; and such other records and documents as may reasonably be approved by Autobytel.

10. Remedies.  Without limiting the remedies available to Autobytel, Consultant acknowledges that a breach of any of the covenants contained in Section 9 may result in irreparable injury to Autobytel for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Autobytel shall be entitled to seek a temporary restraining order and/or preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9.

11.   Arbitration of Disputes.  Except as provided in Section 10, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be governed by the terms of the Arbitration Agreement.

12. No Authority to Bind Autobytel.  During the Consulting Term, Consultant will not have any authority to commit or bind Autobytel to any contractual or financial obligations without Autobytel’s prior written consent.

13. No Waiver.  No waiver, by conduct or otherwise, by any party of any term, provision or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

14. Amendment to this Agreement.  No modification, waiver, amendment, discharge or change of this Agreement, shall be valid unless the same is in writing and signed by the party against whom enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

15. Enforceability; Severability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed exercised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

16. Governing Law.  This Agreement and the relationship of the parties hereto shall be construed and enforced in accordance with the law of the State of California without giving effect to such State’s choice of law rules.  This Agreement is deemed to be entered into entirely in the State of California.  This Agreement shall not be strictly construed for or against either party.

17. No Third Party Beneficiaries.  Except as otherwise set forth in this Agreement, nothing contained in this Agreement is intended nor shall be construed to create rights running to the benefit of third parties.

18. Successors of Autobytel.  The rights and obligations of Autobytel under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Autobytel, including any Successor Company.  This Agreement shall be assignable by Autobytel in the event of a merger or similar transaction in which Autobytel is not the surviving entity, or a sale of all or substantially all of Autobytel’s assets.

19. Rights Cumulative.  The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time.  No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

20. Legal and Tax Advice.  Consultant acknowledges that: (i) Autobytel has encouraged Consultant to consult with an attorney and/or tax advisor of Consultant’s choosing (and at Consultant’s own cost and expense) in connection with this Agreement, and (ii) Consultant is not relying upon Autobytel for, and Autobytel has not provided, legal or tax advice to Consultant in connection with this Agreement.  It is the responsibility of Consultant to seek independent tax and legal advice with regard to the tax treatment of this Agreement and the payments and benefits that may be made or provided under this Agreement and any other related matters. Consultant acknowledges that Consultant has had a reasonable opportunity to seek and consider advice from Consultant’s counsel and tax advisors.

21. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.  The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

22. No Mitigation or Offset. The Company shall not have the right to offset any amount owed to it against payments due to Consultant under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Autobytel Inc. By: /s/ Michael J. Fuchs Michael J. Fuchs Chairman of the Board
Consultant /s/ Jeffrey H. Coats Jeffrey H. Coats